                                                                       EXHIBIT 2
STATE OF ALABAMA       )

JEFFERSON COUNTY       )

                 AGREEMENT OF MERGER, dated this 3rd day of April, 1996, (hereinafter, "Execution Date") made by and between REALTY RENTAL COMPANY, INC., a corporation organized and existing under the laws of the State of Alabama (hereinafter referred to as the "Merging Corporation"), JOHN B. DAVIS,
H. M. DAVIS, JR., EMELIL DAVIS MUDD WILLIAMS, individuals residing in the State of Alabama, and JOHN B. DAVIS, AS TRUSTEE OF THE TESTAMENTARY TRUST F/B/O JOHN
B. DAVIS U/W/O LOUISE B. DAVIS, H. M. DAVIS, AS TRUSTEE OF THE TESTAMENTARY TRUST F/B/O H. M. DAVIS U/W/O LOUISE B. DAVIS, and EMELIL DAVIS MUDD WILLIAMS, AS TRUSTEE OF THE TESTAMENTARY TRUST F/B/O EMELIL DAVIS MUDD WILLIAMS U/W/O LOUISE B. DAVIS, (collectively, "Shareholders"), and SOUTHTRUST CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Surviving Corporation");

                              W I T N E S S E T H:

                 WHEREAS, the Board of Directors of each of the corporations parties hereto, in consideration of the mutual agreements of each corporation as set forth herein, does deem it advisable, and generally for the welfare of each of the corporations and of their respective shareholders, that the Merging Corporation merge itself into the Surviving Corporation, as authorized by the General Corporation Law of Delaware and the Alabama Business Corporation Act, under and pursuant to the terms and conditions hereinafter set forth;

                 NOW, THEREFORE, the corporations parties to this agreement, by and between their respective Boards of Directors, and the other parties hereto, in consideration of the mutual covenants, agreements and provisions hereinafter contained, have agreed and do agree each with the other that the Merging Corporation merge itself into the Surviving Corporation, pursuant to the applicable provisions of the General Corporation Law of Delaware and the Alabama Business Corporation Act, and do hereby agree upon and prescribe the terms and conditions of the merger and of carrying the same into effect, as follows:

                 (iv)     PLAN OF MERGER AND CLOSING.

                          A.      Effective upon issuance of the Articles or
Certificate of Merger by the Secretary of State of Alabama and the Secretary of State of Delaware or at such other time as the parties hereto shall specify in the Articles or Certificate of Merger ("Effective Date"), the Merging Corporation hereby merges itself into the Surviving Corporation, and the Surviving Corporation shall be the surviving corporation resulting from the merger.

                          B.      The Certificate of Incorporation of the
Surviving Corporation upon the Effective Date of this merger shall continue to be the Restated Certificate of Incorporation heretofore filed by the Surviving Corporation.

                          C.      Until altered, amended or repealed, as
therein provided, the Bylaws of the Surviving Corporation in effect as of the Effective Date of this Agreement of Merger, shall continue to be the Bylaws of the Surviving Corporation.

                          D.      The principal office of the Surviving
Corporation shall be the principal office of the Surviving Corporation as of the date of this Agreement of Merger.

                          E.      The Merging Corporation shall pay all the
expenses of carrying this Agreement of Merger into effect and of accomplishing the merger.

                          F.      Upon the Effective Date of this Agreement of
Merger the separate existence of the Merging Corporation shall cease, and the Merging Corporation shall be merged into the Surviving Corporation, which shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, liabilities and duties of each of the corporations parties to this Agreement, and all and singular, the rights, privileges, powers and franchises of each of the corporations, and all property, real, personal and mixed, and all debts due to each of the corporations shall be vested in the Surviving Corporation; and all property, rights and privileges, powers and franchises, and all and every other interest, shall thereafter be as effectively the property of the Surviving Corporation as they were of the respective constituent corporations, and the title to any real estate, whether by deed or otherwise, vested in any of the corporations parties hereto, shall not revert or be in any way impaired by reason of this merger, provided that all the rights of creditors and all liens upon the property of any of the corporations parties hereto shall be preserved unimpaired, and all debts, liabilities and duties of the Merging Corporation shall attach to the Surviving Corporation and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

                          G.      If, at any time, the Surviving Corporation
shall consider or be advised that any further actions are necessary or desirable to vest in the Surviving Corporation, according to the terms hereof, the title to any property or rights of the Merging Corporation, the proper officers and directors of the Surviving Corporation shall and will execute and make all such proper assignments and assurances, and do all things necessary or proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement of Merger.


                          H.      The Surviving Corporation shall be governed
by the laws of the State of Delaware.

                          I.      The manner of converting the outstanding
capital shares of the Merging Corporation into the shares or securities of the Surviving Corporation shall be as follows:

                                  1.       Immediately prior to the filing and
recording of this Agreement, the holders and owners of all the issued and outstanding capital shares of the Merging Corporation were as follows:

                                           The Merging Corporation:
                                           -----------------------

Shareholders                                                   No. of Outstanding Shares Owned
- ----------------------------------------------------------------------------------------------
John B. Davis                                                  26.83 common shares
H. M. Davis, Jr.                                               26.83 common shares
Emelil Davis Mudd Williams                                     27.83 common shares
Treasury                                                        9.50 common shares

John B. Davis, Trustee
of the Testamentary Trust
f/b/o John B. Davis under
the Will of Louise B. Davis                                    27 Preferred shares

H. M. Davis, Trustee
of the Testamentary Trust
f/b/o H. M. Davis under
the Will of Louise B. Davis                                    27 Preferred shares

Emelil Davis Mudd Williams, Trustee
of the Testamentary Trust
f/b/o Emelil Davis Mudd Williams
under the Will of Louise B. Davis                              27 Preferred shares

                                  2.       Upon the Effective Date of the
merger all of the Treasury shares of the Merging Corporation shall be cancelled and all of the remaining common and preferred shares of the Merging Corporation shall be transferred, exchanged and converted into common shares of the Surviving Corporation, so that, immediately after such transfer, exchange and conversion, the Shareholders of the Merging Corporation immediately prior to filing of this Agreement will be the holders and owners of a number of common capital shares of the Surviving Corporation calculated according to the following formula:

                               (1) For calculation purposes, the following
terms shall be used:

                                        "A Shares" shall mean the aggregate
whole number of common capital shares of the Surviving Corporation to be issued in exchange for the common and preferred shares of the Merging Corporation pursuant to this Agreement and determined by adding the number of B Shares and C Shares.

                                        "B Shares" shall mean the aggregate
whole number of common capital shares of the Surviving Corporation held by the Merging Corporation immediately prior to the Merger.

                                        "C Shares" shall mean the aggregate
whole number of common capital shares of the Surviving Corporation determined by dividing the Merging Corporation's Net Cash by the Average Market Price Per Share of the Surviving Corporation's stock.

                                        "Net Cash" shall mean the total cash
funds and cash equivalents of the Merging Corporation net of any Liabilities (as defined in Subparagraph 3.5 below) as of the Effective Date of the Merger, which Liabilities are specified on attached Exhibit "A".

                                        "Average Market Price Per Share" shall
mean the average closing price of the Surviving Corporation's common capital shares for the ten (10) trading days immediately preceding the Effective Date of the merger on the public exchange on which they are regularly traded.

                               (2)      (i) For each share of the Merging
Corporation's outstanding preferred shares, the Surviving Corporation shall issue a number of its common capital shares to the preferred Shareholders of the Merging Corporation determined by dividing Two Thousand Four Hundred Seventy-Seven Dollars ($2,477.00) by the Average Market Price Per Share, with any fractional share to be paid in cash in accordance with subparagraph
(2)(iii) below.

                                        (ii) For each share of the Merging
Corporation's outstanding common shares, the Surviving Corporation shall issue a number of its common capital shares to the common Shareholders of the Merging Corporation determined by subtracting from A Shares the total number of the Surviving Corporation's shares issued to preferred Shareholders pursuant to subparagraph 1.9(b)(2)(i) above and dividing such difference by the total number of the Merging Corporation's outstanding common shares, with any fractional share to be paid in cash in accordance with subparagraph (2)(iii) below.

                                        (iii) In lieu of the issuance of any
fractional share of the Surviving Corporation's stock otherwise due a Shareholder pursuant to subparagraph (2)(i) or (2)(ii) above, the Surviving Corporation shall pay such Shareholder an amount determined by multiplying such fraction by the last sales price per share of the Shares, as reported by the NasDaq Market as of the Effective Date, such calculation to be made and determined by the Surviving Corporation.

                               3.       Upon the Effective Date of the
merger, all of the shares of the Merging Corporation owned by the Shareholders immediately prior to the merger shall be cancelled, and shall no longer be issued and outstanding.

                          J.      The Closing of this merger transaction
("Closing") shall take place one week following the Execution Date at 10:00 a.m. CST in the offices of Bradley, Arant, Rose & White, Birmingham, Alabama, or at such other time, place or date as may be mutually agreed to by the parties in writing.

                 (v)      OUTSTANDING SHARES.

                          A.      Pursuant to the Articles of Incorporation of
the Merging Corporation, the following common and preferred shares are authorized, having the following par value per share, amounting to the following aggregate par values; and there are presently outstanding the following common and preferred shares, which represent the only shares of the Merging Corporation which are now outstanding:

                                                   MERGING CORPORATION
                                                   -------------------

                               AUTHORIZED                     PAR VALUE                      SHARES
CLASS                            SHARES                       PER SHARE                    OUTSTANDING
- -----                            ------                       ---------                    -----------
Common                             91                          $10.00                         81.49
Preferred                         109                          $10.00                         81.00


                          B.      As of December 31, 1995, the total authorized
capital stock of the Surviving Corporation was 205,000,000, divided into 200,000,000 shares of Common Stock, of a par value of $2.50 a share, and 5,000,000 shares of Preferred Stock of a par value of $1.00 per share, the following common shares, which represent the only shares of the Surviving Corporation which are now outstanding:

                                                  SURVIVING CORPORATION
                                                  ---------------------

                          AUTHORIZED                        PAR VALUE                SHARES
CLASS                       SHARES                          PER SHARE                OUTSTANDING
- -----                       ------                          ---------                -----------
Common                    200,000,000                       $2.50                    88,398,198
Preferred                   5,000,000                       $1.00                             0

                 (vi) WARRANTIES OF MERGING CORPORATION AND ITS SHAREHOLDERS. The Merging Corporation and its Shareholders represent and warrant, jointly and severally without reservation, said representations and warranties to continue to and survive the Effective Date of the merger, without limitation as to time or amount, as follows:

                          A.      Organization and Good Standing.  The Merging
Corporation is a corporation duly organized and in good standing under the laws of the State of Alabama, and the Merging Corporation is qualified to do business in every jurisdiction in which its business and activities require qualification.

                          B.      Authorization.  The Merging Corporation is
legally authorized to execute and perform its obligations under this Agreement, and the execution of this Agreement and the performance of its obligations hereunder have been duly authorized by the Merging Corporation's Board of Directors, and no further authorization is necessary; and there are no provisions of any law, federal, state, or local, or of its articles or certificate of incorporation or bylaws, nor is the Merging Corporation a party to any existing contracts or agreements whatsoever, which could in any way bar or impede the Merging Corporation from executing this Agreement and performing its obligations hereunder.

                          C.      Capitalization.  As of the Effective Date of
the merger, the capitalization of the Merging Corporation is as stated in
Section 2.1 hereinabove.

                          D.      Ownership of Assets.

                                  (a) As of the Execution Date, the Merging
Corporation will be the owner of and possess good and marketable title, free and clear of all liens, encumbrances, and claims, to all the assets set forth on Exhibit B, Part A, attached hereto, and to only such assets.

                                  (b)      Following the Execution Date and
prior to the Effective Date, the Merging Corporation shall sell and/or distribute certain assets listed on Exhibit A, Part A such that, upon the Effective Date, the Merging Corporation will be the owner of and possess good and marketable title, free and clear of all liens, encumbrances, and claims, only to the Surviving Corporation's common capital shares and cash proceeds from such sales of other assets, net of income tax paid, in substantially those amounts projected on Exhibit B, Part B.

                                  (c)      The provisions of subparagraph
3.4(a) and (b) notwithstanding the Merging Corporation will, prior to the Effective Date, pay estimated Taxes of the Merging Corporation. In the event, due to a retroactive change in tax law or otherwise, it is determined by the U.S. Internal Revenue Service and/or the Alabama Department of Revenue that a tax refund is due to the Merging Corporation and payment thereof is received by the Surviving Corporation as successor to the Merging Corporation, then the Surviving Corporation shall pay any such refund, net of any costs incurred in the collection or determination of such refund, to the Shareholders in the same proportion in which they owned the common capital shares of the Merging Corporation as reflected under Section 1.9(a). The Surviving Corporation has no obligation to seek or to determine the right to any such tax refund, but shall cooperate with the Shareholders in their efforts to determine and collect any such tax refund at the sole cost and expense of the Shareholders.

                          E.      Absence of Liabilities.  As of the Effective
Date of the merger, the Merging Corporation will not have liabilities or obligations, contingent, contractual, or otherwise, of any kind, nature or description whatsoever (collectively "Liabilities"), except for the Liabilities listed on attached Exhibit "A". The Merging Corporation and its Shareholders shall indemnify and hold harmless the Surviving Corporation from and against any cost or Liability of the Merging Corporation whatsoever arising prior to or as a result of this merger in accordance with the provisions of Paragraph 5 below and will establish an Escrow Account in accordance with the provisions of Paragraph 7 below as security for the payment of any such indemnified Liabilities.

                          F.      Absence of Dissenting Shareholders.  The
Shareholders of the Merging Corporation have given their unanimous approval of the merger of the Merging Corporation into the Surviving Corporation and there are no dissenting shareholders.

                          G.      Tax Matters.

                                  1.       The Merging Corporation has filed
all Tax Returns (as hereinafter defined in Subparagraph 5.2) that it was required to file and the Shareholders of the Merging Corporation will file all Tax Returns of the Merging Corporation for the taxable period ending with the Effective Date. All such Tax Returns were correct and complete in all respects. All Taxes (as hereinafter defined in Subparagraph 5.2) due and owing by the Merging Corporation (whether or not shown on any Tax Return) have been or will be paid. The Merging Corporation is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Merging Corporation does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Merging Corporation that arose in connection with any failure (or alleged failure) to pay any Tax.

                                  2.       The Merging Corporation has withheld
and paid, or will withhold and pay, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                                  3.       No Shareholder or director or
officer (or employee responsible for Tax matters) of the Merging Corporation is aware of any basis by which any authority may assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Merging Corporation either (A) claimed or raised by any authority in writing or (B) as to which any of the Shareholders and the directors and officers (and employees responsible for Tax matters) of the Merging Corporation has knowledge. Exhibit "C" lists all federal, state, local, and foreign income tax returns filed with respect to the Merging Corporation that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Merging Corporation has attached correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Merging Corporation since January 1, 1992 (Exhibit "D").

                                  4.       The Merging Corporation has not
waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                                  5.       The Merging Corporation has made no
payments, is not obligated to make any payments nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 28OG regarding "parachute payments". The Merging Corporation has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specifIed in Code Section 887(c)(1)(A)(ii). The Merging Corporation has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Merging Corporation is not a party to any Tax allocation or sharing agreement. The Merging Corporation has not been a member of an Affiliated Group filing a consolidated federal income tax return, nor does it have any liability for the Taxes of any person under Treas. Reg. Section 1.15O2-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                                  6.       Exhibit "B" sets forth the following
information with respect to the Merging Corporation as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Merging Corporation in its assets at the Execution Date; (B) the basis of the Merging Corporation in its assets at Closing, on a pro forma basis reflecting the sale and/or distribution of all assets other than common capital stock of the Surviving Corporation, net of estimated tax paid on such sales; (C) the basis of the Shareholders of the Merging Corporation in its stock; and (D) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Merging Corporation.

                                  7.       The unpaid Taxes of the Merging
Corporation do not, as of the Closing, exceed the Tax Liability, set forth on attached Exhibit "A".

                          H.      There are no fees or commissions whatsoever
due to any brokers by reason of the execution or performance of this Agreement by the Merging Corporation or the Shareholders.

                 (vii) WARRANTIES OF SURVIVING CORPORATION. The Surviving Corporation represents and warrants, without reservation, said representations and warranties to continue to and survive the Effective Date of the merger without limitation as to time (subject to any applicable statutes of limitations) or amount, as follows:

                          A.      Organization and Good Standing.  The
Surviving Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business in the State of Alabama.

                          B.      Authorization.  The Surviving Corporation is
legally authorized to execute and perform its obligations under this Agreement, and the execution of this Agreement and the performance of its obligations hereunder have been duly authorized by the Surviving Corporation's Board of Directors, and no further authorization is necessary; and there are no provisions of any law, federal, state, or local, or of its certificate of incorporation or bylaws, nor is the Surviving Corporation a party to any existing contracts or agreements whatsoever, which could in any way bar or impede the Surviving Corporation from executing this Agreement and performing its obligations hereunder.

                          C.      Capitalization.  The capitalization of the
Surviving Corporation is as stated in Section 2.2 hereinabove.

                          D.      Issuance of Shares.         The shares of the
Surviving Corporation to be issued pursuant to this Agreement shall, when issued in accordance with this Agreement, represent fully paid and nonassessable shares of the Surviving Corporation.

                          E.      There are no fees or commissions whatsoever
due to any brokers by reason of the execution or performance of this Agreement.

                 (viii)   INDEMNIFICATIONS.

                          A.      General Indemnification.  In the event that
any covenant of any party to this Agreement or any document delivered pursuant to this Agreement shall be breached or shall not be performed, or any representation or warranty made by any party in this Agreement or in any document delivered pursuant to this Agreement shall be breached or shall be incorrect or untrue, the breaching party shall indemnify the other parties and hold them harmless against any claim, loss, liability, cost or expense arising out of and related to any Adverse Consequences directly or indirectly attributable thereto. The Escrow Account established under Section 8 below shall provide security for the indemnification of the Surviving Corporation by the Merging Corporation and its Shareholders.

                          B.      Tax Indemnification.  By way of expansion of
Subparagraph 5.1, and not limitation, each of the Shareholders agrees to indemnify the Surviving Corporation from and against any Adverse Consequences the Surviving Corporation may suffer in respect to any Tax Returns or any Taxes of the Merging Corporation or its Shareholders with respect to any Tax year or portion thereof ending on or before the Effective Date, and for the unpaid Taxes of any person other than the Merging Corporation or its Shareholders under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), including, without limitation, any taxes of the Merging Corporation its shareholders attributable to consummation of the transactions contemplated by this Agreement, and regardless of whether such claim, loss, liability, cost or expense occurs as a transferee or successor, by contract, or otherwise. For all purposes of this Agreement the foregoing defined terms shall have the meaning specified as follows:

                          a.      "Adverse Consequences" means all actions,
suits, proceedings, hearings, tax audits, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, dues, penalties, fines, amounts paid in settlement, liabilities, obligations, taxes, liens, and fees.

                          b.      "Tax" means any federal, state, local, or
foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                          c.      "Tax Return" means any return, declaration,
report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                          C.      Notice of Claim. The Merging Corporation's
Shareholders and the Surviving Corporation hereby agree that each shall give prompt written notice of discovery of any breach of covenant or incorrect warranty or representation or other claim as to which the other is alleged to be obligated to indemnify. The obligation or liability to indemnify shall be reduced to the extent the indemnifying party's ability to properly respond to or defend any claim is diminished by an unreasonable failure of the other party to provide written notice.

                          D.      Third Party Claim.  The Merging Corporation's
Shareholders shall have the responsibility of contesting, defending, litigating, or settling any claim, including Taxes, except as otherwise specified below, by any party other than the Surviving Corporation made against the Merging Corporation ("Third Party Claim") in respect of which such breach of covenant or incorrect representation or warranty or other claim is claimed. The Merging Corporation's Shareholders shall have the sole responsibility for payment of all costs and expenses whatsoever incurred, directly or indirectly, in any such contest, defense, litigation, or settlement, and the Surviving Corporation shall not be liable for cost, any expense or legal fees in connection therewith. The Merging Corporation's Shareholders shall have the right, in their discretion exercised in good faith and upon the advice of counsel, to settle any such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as they would deem fair and reasonable if the loss resulting therefrom were to be paid by any of them, but only if prior to any such settlement, reasonable written notice of intention to settle shall be given to and consultation had with the Surviving Corporation; provided, however, such settlement shall be subject to and be governed by the other provisions of this Section 5 and the Escrow Agreement, such settlement shall not be effective, without consent of the other party, in a way that would impose sanctions, fines, penalties or restrictions on the other party and that if a tax audit of the Merging Corporation becomes intertwined with a tax audit of the Surviving Corporation, then, the preceding notwithstanding, the Surviving Corporation shall have final authority to resolve the matter upon such terms as it deems fair and reasonable, but only if, prior to such final resolution, it gives reasonable written notice and consults with the Shareholders.

                          E.      Claim by the Surviving Corporation.  If the
claim in question involves a claim by the Surviving Corporation alleging that it is entitled to indemnification pursuant to this Agreement, then in the event the Merging Corporation's Shareholders do not elect, within 30 days of their receipt of the original written notice thereof, to contest such claim by written notice to the Surviving Corporation, then the Surviving Corporation shall be entitled to indemnity pursuant to the terms of this Agreement. If the Merging Corporation's Shareholders elect to contest such claim by written notice to the Surviving Corporation, then the Surviving Corporation will be entitled to indemnity hereunder only upon the final determination of such contest either by Agreement of the parties or upon the order of a court having jurisdiction of the issue from which no appeal to a higher court is then available.

                 (ix)     REGISTRATION OF SHARES OF SURVIVING CORPORATION.   On
or prior to 180 days following the Effective Date of the merger, the Surviving Corporation shall use its best efforts to cause the shares of Common Stock of SouthTrust to be issued hereunder to be registered under the Securities Act of 1933 (the "1933 Act") for resale by the Shareholders, which registration shall be effected by the Surviving Corporation filing a registration statement with the Securities and Exchange Commission on Form S-3 relating to the shares of Common Stock of SouthTrust to be issued to the Shareholders hereunder; and such registration statement, when effective under the 1933 Act, will permit the Shareholders, upon compliance with the prospectus delivery requirements of the 1933 Act, to resell such shares of Common Stock through the facilities of the NasDaq Market or in privately negotiated transactions. The Surviving Corporation shall use its best efforts to cause shares of Common Stock of SouthTrust issuable pursuant to this Agreement to be registered or qualified under any applicable state securities law or shall take appropriate steps to cause such shares to be exempt therefrom. Any registration or qualification undertaken by the Surviving Corporation with respect to the shares of Common Stock of SouthTrust issuable pursuant to this Agreement shall be undertaken at the sole expense and cost of the Shareholders.

                 (x)      ESCROW ACCOUNT.   Shareholders of the Merging
Corporation shall, immediately following the merger, place certain shares of the Surviving Corporation stock received hereunder into Escrow in such amounts and subject to the terms and conditions as specified in the Escrow Agreement attached hereto as Exhibit E.

                 (xi) VOTING OF SHARES. The Plan of Merger contained in this Agreement, after having been first duly approved unanimously by the Board of Directors of the Merging Corporation, was submitted to and duly approved by the unanimous consent of the Shareholders of the Merging Corporation required to vote thereon. This Agreement is adopted by action of the Board of Directors of the Surviving

Corporation without any vote of its shareholders pursuant to subsections 251(f) and 252(e) of the General Corporation Law of Delaware.

                 (xii) CERTIFICATE OF INCORPORATION. The Articles of Incorporation of the Merging Corporation were filed in Jefferson County, Alabama on June 30, 1949. The Certificate of Incorporation of the Surviving Corporation was filed in the State of Delaware on October 8, 1968.

                 IN WITNESS WHEREOF, the corporate parties to this Agreement of Merger, pursuant to the authority duly given by the respective Boards of Directors, have caused these presents to be executed by their Presidents, and attested by their Secretaries, and the corporate seals affixed and the individual parties have signed on this the 3rd day of April, 1996.

                                                   REALTY RENTAL COMPANY, INC.
                                                   (the "Merging Corporation")


                                                   By:  /s/ JOHN B. DAVIS
                                                        --------------------------
                                                        John B. Davis,
                                                        Its President


                                                   By:  /s/ H. M. DAVIS, JR.
                                                        --------------------------
                                                        H. M. Davis, Jr.
                                                        Its Secretary, who by this
                                                        signature also attests

(CORPORATE SEAL)

                                                   SOUTHTRUST CORPORATION
                                                   (the "Surviving Corporation")


                                                   By:  /s/ WALLACE D. MALONE, JR.
                                                        --------------------------
                                                        Its President


                                                   By:  /s/ AUBREY D. BARNARD
                                                        --------------------------
                                                        Its Secretary, who by this
                                                        signature also attests

(CORPORATE SEAL)



                                                   TESTAMENTARY TRUST F/B/O JOHN B. DAVIS
                                                   U/W/O LOUISE B. DAVIS


                                                   By:  /s/ JOHN B. DAVIS
                                                        --------------------------
                                                        John B. Davis,
                                                        Trustee

                                                   TESTAMENTARY TRUST F/B/O H. M. DAVIS
                                                   U/W/O LOUISE B. DAVIS

                                    By:  /s/ H. M. DAVIS, JR.
                                    -----------------------------------------
                                       H. M. Davis, Jr.
                                       Trustee

                                    TESTAMENTARY TRUST F/B/O EMELIL DAVIS MUDD
                                    WILLIAMS U/W/O LOUISE B. DAVIS


                                    By:  /s/ EMELIL MUDD DAVIS WILLIAMS
                                    -----------------------------------------
                                       Emelil Davis Mudd Williams,
                                       Trustee


                                    /s/ JOHN B. DAVIS
                                    -----------------------------------------
                                    John B. Davis, Individually


                                    /s/ H. M. DAVIS, JR.
                                    -----------------------------------------
                                    H. M. Davis, Jr., Individually


                                    /s/ EMELIL DAVIS MUDD WILLIAMS
                                    -----------------------------------------
                                    Emelil Davis Mudd Williams, Individually

                                   EXHIBIT A

                                  LIABILITIES



                                   -- NONE --

                                                        EXHIBIT B

PART (A)                                    LIST OF MERGING CORPORATION ASSETS
                                            ----------------------------------

DESCRIPTION                                                 BASIS                              ESTIMATED VALUE
- -----------                                                 -----                              ---------------
3200             Amoco                                   $  8,086.86                                $  216,800
68067            AmSouth                                   51,062.99                                  2,688,646
500              AT&T                                      14,021.38                                    32,937
328              Chubb Corp.                                8,532.93                                    31,898
450              Compass Bank                               5,044.49                                    14,512
100              Exxon                                        761.70                                     7,737
400              GE                                         5,497.50                                    26,850
400              IBM                                       40,757.26                                    38,650
1042             Mead Corp                                  6,950.00                                    59,524
440              Regions Bank                               8,110.33                                    18,480
300              Schlumberger                              11,129.65                                    19,050
117000           SouthTrust                                39,445.50                                  2,968,875
4500             Synovus Financial                         22,500.00                                    130,500
2625             Torchmark                                 33,836.83                                    111,562
3000             Amer. Gen. Cap. LLC                       75,000.00                                    77,625
115000           Fort Payne IDB                           116,153.80                                    115,217
25000            Birmingham Baptist Med. Ctr.              25,253.80                                    27,408
50000            Courtland, CO IDB                         48,253.00                                    49,282
25000            AmSouth Sub-Cap Note                      24,193.32                                    27,416
71593            Russell Corp                                 492.33                                     1,790
PW Access Account - see attached
  PW Statement   243,896.00                               307,408
RMA Money Market A/C                                      144,896.00                                   144,896
                                                                                                     ---------
Rounding                                                         .33
                                                          ----------
                 Total                                   $933,876.00                                $7,117,063

Real Estate Mortgages                                       8,459.00                                    78,421
                                                          ----------------------------------------------------

                 Total                                   $942,335.00                                $7,195,484
                                                         ===========                                ==========

PART (B)             PRO FORMA AT EFFECTIVE DATE OF MERGER

DESCRIPTION                                              BASIS                                    ESTIMATED VALUE
- -----------                                              -----                                    ---------------
117,000 shares - SouthTrust Corp.                      $   39,445                                  $2,968,875
Cash                                                   $2,980,000                                   $2,980,000*

* Net of estimated taxes attributable to the sale of assets.


PART (C)           BASIS OF SHAREHOLDERS IN MERGING
                         CORPORATION SHARES



                                                          BASIS                                       AGGREGATE
DESCRIPTION                                             PER SHARE                                       BASIS
- -----------                                             ------------                               ------------
81.49 shares, Common                                       $   10.00                                $    814.90
81 shares, Preferred                                       $2,523.64                                $204,414.84


PART (D)                    UNUSED TAX ATTRIBUTES


                                   -- NONE --

                                   EXHIBIT C

List of all Merging Corporation's Federal, State, Local and Foreign Income Tax Returns Audited or Currently the Subject of Audit.



                                   -- NONE --

                                   EXHIBIT D


1.       All Examination Reports - None

2.       All Statements of Assessed Deficiencies - None

3.       All Federal Income Tax returns filed after 1/1/92

                (a)      FYE 6/30/92 - attached
                (b)      FYE 6/30/93 - attached
                (c)      FYE 6/30/94 - attached
                (d)      FYE 6/30/94 - attached

                                   EXHIBIT E

                                ESCROW AGREEMENT


                                   (attached)